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                                                                   Exhibit 99.H4
                                                                   -------------

                                                                           DRAFT

                        FORM OF ADMINISTRATION AGREEMENT

                Agreement dated as of __________, 2005 by and between State Street Bank and Trust Company, a Massachusetts trust company (the
"Administrator"), and Hansberger Institutional Series (the "Trust").

                WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

                NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.      Appointment of Administrator

                The Trust hereby appoints the Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

                The Trust will initially consist of the portfolio(s) and/or class(es) of shares (each a "Fund") listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Trust and its Funds) may be modified with respect to each additional Fund in writing by the Trust and the Administrator at the time of the addition of the Fund.

2.      Delivery of Documents

                The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

                a.      The Trust's charter document and by-laws;

                b. The Trust's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Trust's Prospectus(es) and Statement(s) of Additional Information relating to all Funds and all amendments and supplements thereto as in effect from time to time; and

                c. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

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3.      Representation and Warranties of the Administrator

                The Administrator represents and warrants to the Trust that:

                a. It is a Massachusetts trust company, duly organized, existing and in good standing under the laws of The Commonwealth of Massachusetts;

                b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

                c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

                d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

                e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.      Representations and Warranties of the Trust

                The Trust represents and warrants to the Administrator that:

                a. It is a business trust, duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

                b. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

                c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

                d. It is an investment company properly registered under the 1940 Act;

                e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that all necessary filings under the securities laws of the states in which the Trust offers or sells its shares will have been made and will be current during the term of this Agreement;

                f. No legal or administrative proceedings have been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement;

                g. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

                h. As of the close of business on the date of this Agreement, the Trust is authorized to issue an unlimited amount of shares of beneficial interest.

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5.      Administration Services

                The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Trust and the review and comment by the Trust's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

Fund Administration Services

                a. Prepare and review calculation, submit for approval by officers of the Trust and arrange for payment of the Funds' expenses (including fees paid to the Trust's investment adviser, custodian, transfer agent and dividend disbursing agent and Rule 12b-1 fees), any applicable multi-class expense differentials, annual expense budgets, coordinate with Administrator for booking of expense accruals and adjustments and monitor such expenses;

                b. Prepare for review and approval by officers of the Trust financial information for the Trust's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Trust shareholders;

                c. Prepare for review by an officer of and legal counsel for the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR, Form N-CSR and financial information required by Form N-1A and such other reports, forms or filings, as may be mutually agreed upon;

                d. Prepare and file with the SEC (subject to review by an officer of and legal counsel for the Trust) Form 24f-2 and Form N-SAR filings;

                e. Prepare reports relating to the business and affairs of the Trust, such as but not limited to compliance reports, as may be mutually agreed upon and not otherwise prepared by the Trust's investment adviser, custodian, legal counsel or independent accountants;

                f. Prepare and assist with reports for the Board of Trustees of the Trust ("Board") as may be mutually agreed upon by the parties;

                g. Provide periodic testing of portfolios to assist the Trust's investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus limitations as may be mutually agreed upon and provide the Trust reports of such compliance testing;

                h. Assist the Trust with responses to major industry questionnaires as may be mutually agreed upon by the parties;

                i. Calculate and review the Funds' periodic dividend distribution amounts for reasonableness based upon a conventional multiple class allocation method selected by the Trust;

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Tax Services

                j. Prepare the Trust's federal, state and local income tax returns for review by the Trust's independent accountants and filing by the Trust; including but not limited to, Form 1120-RIC, Form 8613, Form 1099-MISC, "disinterested director" 1099-MISC and other filings as may be required from time to time;

                k. Calculate the distribution of capital gains, income and spill back requirements and provide estimates of capital gains;

                l. Compute tax basis provisions for both excise and income tax purposes;

                m.      Prepare information for Section 852 filings;

                n. Provide shareholder reporting, including but not limited to preparation of Form 1099-DIV inserts, treasury income percentages, dividend received deduction information, qualified dividend income information, state-by-state income breakdowns, foreign tax credit information, alternative minimum tax percentages, Florida intangible tax information and various state specific gain information;

Legal Services

                o. Prepare agenda and background materials for Board and Committee meetings, make presentations at Board and Committee meetings where appropriate, prepare minutes and follow-up on matters raised at Board and Committee meetings and attend shareholder meetings and prepare minutes;

                p. Prepare and mail quarterly and annual Code of Ethics forms for disinterested Board members, including a review of returned forms against portfolio holdings and reporting to the Board;

                q. Prepare for filing with the SEC Form N-CSR and amendments to the Trust's registration statement, including updating the Prospectus and Statement of Additional Information;

                r. Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

                s.      File with the SEC Form N-PX;

                t. Maintain general Board calendars and regulatory filings calendars;

                u.      Maintain copies of the Trust's charter and by-laws;

                v. Act as liaison to legal counsel to the Trust if desired and, where applicable, to legal counsel to the Trust's independent Board members;

                w. Assist in developing guidelines and procedures to improve overall compliance by the Trust;

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                x.      Assist the Trust in the handling of routine regulatory
                        examinations and work closely with the Trust's legal counsel in response to any non-routine regulatory matters;

                y. Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

                z. Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.      Fees; Expenses; Expense Reimbursement

                The Administrator shall receive from the Trust such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties (the "Fee Schedule"). The fees are calculated daily by the Administrator in accordance with the Fee Schedule and billed monthly and shall be due and payable by the Trust upon receipt of the Administrator's invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In the event that a Fund is liquidated or is merged out of existence prior to the end of a month, the fee payable with respect to such Fund shall be prorated based on the number of days elapsed in the month during which the Fund was still in existence. In addition, upon receipt of the Administrator's invoice, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

                The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust's behalf at the Trust's request or with the Trust's consent.

                The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Trust's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs incidental to the preparation, printing and distribution of the Trust's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Trust's tax returns, Form N-1A and Form N-SAR, and all notices, registrations

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and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Funds' net asset value.

                The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.      Instructions and Advice

                At any time, the Administrator may apply to any officer of the Trust for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.      Limitation of Liability and Indemnification

                The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust's compliance with any federal or state tax or securities statute, regulation or ruling, the Administrator's cumulative liability for each calendar year (a "Liability Period") with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Trust and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. "Compensation Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator's liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2005 shall be the date of this Agreement through December 31, 2005, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2006 and terminating on December 31, 2006 shall be the date of this Agreement through December 31, 2005, calculated on an annualized basis.

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                The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption. In the event that any of the aforementioned events or circumstances actually causes loss, damage or expense to the Trust, the Administrator shall use commercially reasonable efforts under the circumstances to mitigate the negative effect of such event on the Trust. Notwithstanding the foregoing, nothing in this paragraph shall relieve the Administrator from its responsibility to provide and maintain appropriate backup and disaster recovery facilities.

                The Trust shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

                The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Trust elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Trust shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

                The indemnification contained herein shall survive the termination of this Agreement.

9.      Confidentiality

                The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, including Regulation S-P, it will keep confidential all records and information in its possession relating to the Trust or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Trust.

10.     Compliance with Governmental Rules and Regulations; Records

                In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.     Services Not Exclusive

                The services of the Administrator to the Trust are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an

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independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.     Term, Termination and Amendment

                This Agreement shall become effective on the date first above written. The Agreement shall remain in effect for a period of one year from the effective date, and shall automatically continue in effect thereafter with respect to the Trust unless terminated at the end of such period or thereafter on sixty (60) days' prior written notice given by either party to the other party. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.     Notices

                Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Trust: Hansberger Institutional Series, ___________, Attn:______, Fax: ______; if to the Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, Massachusetts 02206-5049, Attn: Fund Administration Legal Department,
Fax: (617) 662-3805.

14.     Non-Assignability

                This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.     Successors

                This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

16.     Entire Agreement

                This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.     Waiver

                The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

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18.     Severability

                If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.     Governing Law

                This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.     Reproduction of Documents

                This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.     Limitations of Liability of the Trustees or Shareholders

                A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the series of the Trust on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the series.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                        HANSBERGER INSTITUTIONAL SERIES

                        By:
                              -----------------------------------------------

                        Name:
                              -----------------------------------------------

                        Title:
                              -----------------------------------------------

                        STATE STREET BANK AND TRUST COMPANY

                        By:
                              -----------------------------------------------

                        Name:

                        Title:

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                                   SCHEDULE A
                                  List of Funds
                              (as of ______, 2005)

                Hansberger Institutional Trust

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